Cespira Canada Limited Partnership (previously HPDI Technology Limited Partnership) Consolidated Financial Statements For the year ended December 31, 2025, and for the period from incorporation on February 2, 2024, to December 31, 2024 (Expressed in thousands of Euros)

Table of Contents Pages Independent Auditor's Report 1-2 Consolidated Statements of Financial Position 3 Consolidated Statements of Comprehensive Loss 4 Consolidated Statements of Partners’ Equity 5 Consolidated Statements of Cash Flows 6 Notes to the Consolidated Financial Statements 7-25

1 Report of Independent Registered Public Accounting Firm To the Partners of Cespira Canada Limited Partnership Opinion on the Consolidated Financial Statements We have audited the accompanying consolidated statements of financial position of Cespira Canada Limited Partnership (the Partnership) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, partners’ equity, and cash flows for the year ended December 31, 2025, and for the period from incorporation on February 2, 2024 to December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2025 and 2024, and its financial performance and its cash flows for the year ended December 31, 2025, and for the period from incorporation on February 2, 2024 to December 31, 2024, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Going Concern The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Partnership has incurred net losses and expects that capital contributions will be required to fund operating losses. These factors indicate the existence of a material uncertainty that may cast significant doubt as to the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Basis for Opinion These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. Critical Audit Matters Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts

2 or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters. /s/ KPMG LLP Chartered Professional Accountants We have served as the Partnership’s auditor since 2024. Vancouver, Canada April 15, 2026

Cespira Canada Limited Partnership Consolidated Statements of Financial Position (Expressed in thousands of Euros) 3 Note December 31, 2025 December 31, 2024 Assets Current Cash and cash equivalents € 10,193 8,157 Accounts receivable 3 16,359 18,210 Inventory 4 1,678 2,731 Prepaid expenses 813 1,072 29,043 30,170 Non-current Property, plant and equipment 5 23,082 27,252 Right-of-use assets 5 1,416 675 Intangible assets 6 5,898 6,831 Goodwill 504 543 Other assets 7 2,636 226 33,536 35,527 Total Assets € 62,579 65,697 Liabilities Current Accounts payable and accrued liabilities 8 € 17,517 15,887 Current portion of warranty liability 10 1,562 2,051 Current portion of lease liability 14 515 394 Deferred revenue 9 5,338 1,447 24,932 19,779 Non-current Warranty liability 10 391 513 Lease liability 14 902 284 Onerous contract provision 18 2,462 - Other long-term liabilities - 127 Total Liabilities 28,687 20,703 Total Partners’ Equity 12 33,892 44,994 Total Liabilities and Partners’ Equity € 62,579 65,697 Subsequent events (note 2) Approved on behalf of the Board: Jan Ytterberg Director and Elizabeth Owens Director

Cespira Canada Limited Partnership Consolidated Statements of Comprehensive Loss (Expressed in thousands of Euros) 4 Note December 31, 2025 February 2, 2024 to December 31, 2024 Revenue Engineering services € 13,335 9,397 Product revenue 56,146 30,430 Total revenue 69,481 39,827 Cost of sales (75,359) (39,469) Gross profit (loss) (5,878) 358 Expenses General and administrative 15 8,931 4,930 Research and development 15 5,836 4,378 Sales and marketing 15 1,109 779 Depreciation and amortization 5,6 2,616 1,480 Loss on asset impairment 5 366 - 18,858 11,567 Loss from operations (24,736) (11,209) Other expenses (income) Interest and bank charges 102 52 Foreign exchange gain (91) (269) Interest income (158) (224) (147) (441) Net loss before income taxes (24,589) (10,768) Income tax expense 11 Current 138 149 Net loss after income taxes (24,727) (10,917) Other comprehensive loss Foreign currency translation (4,190) (446) Total comprehensive loss (28,917) (11,363)

Cespira Canada Limited Partnership Consolidated Statements of Partners’ Equity (Expressed in thousands of Euros) 5 General Partner Limited Partners December 31, 2025 Note Cespira Canada GP Ltd. (#) Cespira Canada GP Ltd. (€) Volvo HPDI Holding Inc. (#) Volvo HPDI Holding Inc. (€) Westport Fuel Systems Canada Inc. (#) Westport Fuel Systems Canada Inc. (€) Total (#) Total (€) Balance, February 2, 2024 - - - - - - - - Partner units issued 12 1 1 450 19,557 550 23,902 1,001 43,459 Contributed surplus - - - 5,804 - 7,094 - 12,898 Net loss for the period - - - (4,913) - (6,004) - (10,917) Other comprehensive loss - - - (201) - (245) - (446) Balance, December 31, 2024 1 1 450 20,247 550 24,747 1,001 44,994 Contributed surplus - - - 8,017 - 9,798 - 17,815 Net loss for the period - - - (11,127) - (13,600) - (24,727) Other comprehensive loss - - - (1,885) - (2,305) - (4,190) Balance, December 31, 2025 1 1 450 15,252 550 18,640 1,001 33,892

Cespira Canada Limited Partnership Consolidated Statements of Cash Flows (Expressed in thousands of Euros) 6 Note December 31, 2025 February 2, 2024 to December 31, 2024 Operating activities Net loss for the period € (24,727) (10,917) Adjustment for non-cash items Depreciation of property, plant and equipment 5 3,674 2,114 Depreciation of right-of-use asset 5 457 299 Amortization of intangible assets 6 449 277 Changes in inventory write-downs 4 - 96 Other adjustments 544 - Loss on asset impairment 5 366 - Loss on onerous contract 18 2,448 - Unrealized foreign exchange loss (gain) 155 (186) (16,634) (8,317) Changes in working capital balances Accounts receivable (1,790) (18,114) Inventory 870 4,415 Prepaid expenses (53) (368) Accounts payable 4,076 15,812 Warranty liability (1,659) 1,278 Deferred revenue 3,057 1,447 Cash outflows from operating activities (12,133) (3,847) Investing activities Acquisition of property, plant and equipment (1,606) (489) Cash outflows from investment activities (1,606) (489) Financing activities Repayment of lease liability 14 (455) (331) Paid in capital from Partners 16,945 12,898 Cash inflows from financing activities 16,490 12,567 Effect of foreign exchange on cash (715) (74) Increase in cash during the period 2,036 8,157 Cash, beginning of the period 8,157 - Cash, end of the period € 10,193 8,157 For the year ended December 31, 2025, the Partnership has paid cash interest of €67 related to its lease obligations and €15 for insurance financing and paid €352 related to its income tax payable. For the period of February 2, 2024, to December 31, 2024, the Partnership had paid cash interest of €24 related to its lease obligations and nil for insurance financing and paid nil for its income tax payable.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 7 1. Nature of operations Cespira Canada Limited Partnership (“Cespira LP” or the “Partnership”), is a Limited Partnership, domiciled in Vancouver, Canada. The Partnership is between Volvo HPDI Holding Inc. (“Volvo”) and Westport Fuel Systems Canada Inc. (“Westport”) (collectively, the “Limited Partners”) and Cespira Canada GP Ltd. (the “General Partner”) (collectively referred to as the “Partners”) and was formed as a result of a joint venture agreement between Volvo, Westport and the General Partner in which Westport deconsolidated its formerly wholly owned HPDI™ business and entered into a newly formed joint venture. Westport acquired a 55% non-controlling interest and Volvo acquired a 45% interest. The Partnership is focused on engineering, manufacturing and supplying alternative fuel systems and components for transportation applications relating to heavy-duty truck and off-road applications based on the HPDI™ fuel system technology. On June 1, 2024, the Partnership had entered into an agreement for the purchase of certain assets and assumption of certain liabilities of Westport. These assets and liabilities were acquired by the Partnership for a total purchase price of €43,459, which was settled in the form of an ownership interest in the Limited Partnership’s units. The joint venture transaction was completed on June 3, 2024, with Volvo’s investment into the Limited Partnership’s units. The following table summarizes the fair value of the assets acquired and liabilities assumed as of the transaction finalization date. Fair value of assets and liabilities acquired: Inventories € 7,303 Prepaid expenses 936 Property, plant and equipment 29,006 Intangible assets 7,168 Goodwill 548 Accrued payroll obligations (205) Warranty liabilities (1,297) Total purchase price € 43,459 The valuation of the fair value of the property, plant and equipment acquired was conducted through a third-party appraisal using the cost approach. In this approach, the current replacement cost, as of the valuation date, for each category of property, plant and equipment asset was determined using the indirect method, ensuring a reliable estimate of the assets’ fair value. The acquired inventory was valued on a category basis for finished goods, work in process and raw materials. Finished goods were valued at the selling price, less the costs of disposal and with a margin for expected profit. The work in process inventory was valued at the selling prices, less costs to complete and disposal costs. The raw materials inventory was valued based on current replacement costs as of the valuation date. The intangible assets acquired includes rights to the HPDI™ technology, originally developed by Westport Fuel Systems Inc. and now owned by Cespira™, and which is designed to enable direct injection of various low carbon or zero carbon fuels (including but not limited to natural gas or hydrogen) into the combustion chamber of heavy-duty engines at high pressure. This technology enables vehicles to operate with lower carbon emissions compared to traditional diesel engines. The technology assets were valued using the income approach, based on future discounted cash flows expected to be generated through the use of this technology, as of the valuation date. On June 26, 2025, the Partnership changed its legal name from HPDI Technology Limited Partnership to Cespira Canada Limited Partnership. This name change did not affect the Partnership’s legal form, ownership interests, or underlying operations.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 8 2. Material accounting policies The material accounting policies adopted in the preparation of the consolidated financial statements are set out below. Basis of presentation These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are the Partnership’s first annual financial statements for the year ended December 31, 2025. The statement of financial position presents comparative information as at December 31, 2024.The Partnership was incorporated on February 2, 2024. Accordingly, comparative information presented in the statement of comprehensive loss, the statement of changes in partners’ equity and the statement of cash flows relates to the period from February 2, 2024 to 31 December 2024. As a result, the comparative information is not directly comparable to the current period results for these statements. The consolidated financial statements were authorized for issue by the General Partner on April 15, 2026. Going concern The consolidated financial statements have been prepared on a going concern basis, which assumes that the Partnership will continue its operations for at least twelve months from the end of the reporting date. Management has assessed the Partnership's ability to continue as a going concern, considering all relevant information available as at the date of this report, including cash flow forecasts, current financial position, and access to additional financing and funding from the joint venture partners. As at December 31, 2025, the Partnership had cash and cash equivalents of €10,193 (€8,157 as at December 31, 2024). For the year ended December 31, 2025, the Partnership incurred a net loss of €24,727 (€10,917 for the year ended December 31, 2024) and had net cash used in operating activities of €12,133 (€3,847 for the year ended December 31, 2024). Net cash used in investing activities amounted to €1,606 (€489 for the year ended December 31, 2024). The Partnership expects that cash requirements during 2026 will exceed cash generated from operations and will require capital contributions to fund operating losses and planned capital expenditures. The Partnership’s operations and planned investments during the start-up and scale-up phase are expected to be funded primarily through periodic partner cash calls in accordance with the partnership agreement. Under the partnership agreement, the Partners are required to provide funding in proportion to their respective interests, subject to an aggregate funding cap for the joint venture group, including Cespira Sweden AB. The Board approved the 2026 budget and funding plan, including anticipated funding through partner cash calls. Management has prepared a cash flow forecast, which assumes that operating and investing cash outflows will be funded through a combination of (i) customer sales and (ii) cash calls to the joint venture partners. On this basis, management expects the Partnership to maintain sufficient liquidity to meet its obligations as they fall due over the assessment period. Due to recent geopolitical developments, broader macroeconomic uncertainty has increased volatility in supply chains, fuel and energy prices, inflation, and government regulation in certain markets relevant to the Partnership.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 9 2. Material accounting policies, continued Going concern, continued The Partnership’s ability to continue as a going concern remains dependent on the receipt of proceeds from future cash calls in accordance with the approved funding plan and the overall obligation of the joint venture partners towards the Partnership. If joint venture partner funding is not received, the Partnership may be unable to meet its obligations as they fall due. These factors indicate the existence of material uncertainty that may cast significant doubt as to the Partnership’s ability to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which may be necessary should the Partnership be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts materially different from those reflected in the accompanying consolidated financial statements. Subsequent to year-end, the Partnership received €4,047 in January 2026 and €4,047 in April 2026 from the joint venture partners in full settlement of formal cash call requests made to date. In March 2026, the Partnership entered a financing arrangement with a third party, under which the Partnership may, at its election, receive settlement of its approved customer invoices in advance of the contractual 45-day payment term. The financing cost under the arrangement is EURIBOR + 0.73%. The arrangement is expected to support the Partnership’s short- term working capital and liquidity management. Basis of measurement The consolidated financial statements have been prepared on the historical cost basis unless otherwise stated in the accounting policy or note disclosures that follow. Basis of consolidation The consolidated financial statements include the financial results of the Partnership and its subsidiaries. Subsidiaries include entities which are wholly owned as well as entities over which the Partnership has the authority or ability to exert power over the entity’s financial and/or operating decisions (i.e., control), which in turn may affect the Partnership’s exposure or rights to variable returns from the investee. The consolidated financial statements include the operating results of acquired or disposed entities from the date control is obtained or the date control is lost, respectively. All intercompany balances and transactions are eliminated upon consolidation. The Partnership’s principal subsidiaries are as follows: Major subsidiaries Percentage Ownership Functional Currency Cespira Innovations Canada Limited (previously 1464244 B.C. Ltd.) 100% CAD Revenue recognition The Partnership generates revenue from the sale of products related to HPDI™ systems and the provision of engineering services. The Partnership uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized: 1. Identify the contract with a customer; 2. Identify the performance obligation(s) in the contract; 3. Determine the transaction price; 4. Allocate the transaction price to the performance obligation(s) in the contract; and 5. Recognize revenue when or as the Partnership satisfies the performance obligation(s).

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 10 2. Material accounting policies, continued Revenue recognition, continued Product Revenue Revenue is recognised when transfer of control of the products has passed to the customer which typically occurs when the Partnership has transferred physical possession of the products to the customer and has a present right to payment. Payment is due within a specified time period as permitted by the underlying agreement and the Partnership’s credit policy upon the transfer of goods to the customer. Revenue is recorded at the estimated amount of consideration to which the Partnership expects to be entitled. Engineering Services Revenues from the delivery of engineering services are measured based on the consideration specified in a contract with the customer. The Partnership uses the output method to recognize revenue over time. Revenue is recognized on the basis of completing distinct work packages and deliverables under a contract. Any modifications or variations to contracts in progress are assessed to determine if they fall under the scope of the existing contract performance obligation or form part of a new performance obligation. This method is used when the outcome of a contract can be estimated reliably, and it is probable that the economic benefits associated with the contract will flow to the Partnership. A performance obligation is a promise in the contract to transfer a distinct good or service to the customer. For most arrangements, the customer contracts with the Partnership to provide a significant service of integrating a complex set of tasks and components into a single project or capability. If a contract contains multiple performance obligations, the Partnership allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. Cash and cash equivalents (including restricted cash) Cash and cash equivalents comprise cash on hand, cash held in bank accounts and short-term deposits that are readily convertible to known amounts of cash. Included within cash and cash equivalents at December 31, 2025, is cash that is restricted, as it has been pledged as collateral in support of credit card facilities used for operating activities. Cash and cash equivalents at December 31, 2025 include restricted cash of €162 (€174 – December 31, 2024). Warranty liability Estimated warranty costs are recognized at the time the Partnership sells its products and are included in cost of sales. The Partnership provides warranty coverage on products sold from the date the products are put into service by customers. The current and non-current warranty liability balances are estimated using management’s estimates of future returns and defect rates. Contract balances When the timing of the Partnership’s delivery of services is different from the timing of payments made by customers, the Partnership recognizes either a contract asset when performance precedes contractual due date or a contract liability when customer payment precedes performance. Customers that prepay are represented by deferred revenue until the performance obligation is satisfied.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 11 2. Material accounting policies, continued Foreign currency translation The consolidated financial statements are presented in Euro, whereas the Partnership’s functional currency is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are revalued at period-end exchange rates and non-monetary items are translated at historical exchange rates. Realized and unrealized exchange gains and losses are recognized in the consolidated statement of comprehensive loss. The assets and liabilities of foreign operations are translated into Euros using the period-end exchange rates. Income, expenses, and cash flows of foreign operations are translated into Euros using average exchange rates. Exchange differences resulting from the translation of foreign operations into Euros are recognized in other comprehensive loss and accumulated in partners’ equity. Financial instruments The Partnership initially recognizes all financial instruments on the date the Partnership becomes a party to the contractual provisions of the instrument. All financial instruments are originally recognized at fair value. Depending on classification, financial instruments are subsequently measured at either fair value or amortized cost. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss. The following sections identify the Partnership’s financial assets and liabilities and how they are classified: Financial assets The Partnership classifies its financial assets depending on the business model in which they are held and the characteristics of their contractual cash flows. Financial assets at amortized cost Financial assets at amortized cost arise principally from the provision of goods and services to customers, such as accounts receivable, but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment. Financial assets consist of accounts receivables which are mainly comprised of related party receivables and tax receivables.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 12 2. Material accounting policies, continued Financial instruments, continued Financial liabilities Financial liabilities are classified as financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Partnership determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value net of attributable transaction costs. There are currently no financial liabilities at fair value through profit or loss. Other financial liabilities which are recorded at amortized cost consist of accounts payable and accrued liabilities. Partnership capital Financial instruments issued by the Partnership are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. Partnership capital represents the value of interests that have been issued. Costs incurred in connection with the offering of units of the partnership are reflected as a reduction of partnership capital. Distributions payable to partners of the partnership are payable when the distributions have been approved by the general partner prior to the reporting date. Costs of issuance of units of the partnership were incurred by the Partners as per the investment agreement. Impairment of financial assets At each reporting date, the Partnership assesses whether a financial asset or group of financial assets is impaired under the expected credit loss (“ECL”) model. Loss allowances are measured based on (i) ECLs that result from possible default events within the 12 months after the reporting date (“12-month ECL”), or (ii) ECLs that result from all possible default events over the expected life of a financial instrument (“lifetime ECLs”). For accounts receivable, the Partnership applies the simplified approach. Where information exists, the Partnership establishes a loss rate based on historical normalized credit loss experience. The loss rate is based on the payment profiles and aging of trade receivables and is adjusted to reflect present economic condition. In determining the ECL allowance, the Partnership considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost of effort. The Partnership also considers any available objective evidence that it will be unable to collect all of the amounts due from particular customers and related parties. The amortized cost of the financial asset is reduced by impairment losses at an amount equal to the lifetime expected credit losses. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amounts of the assets and the loss is recognized in the consolidated statement of comprehensive loss. When a receivable is uncollectible, it is written off against the allowance for doubtful accounts. Inventory Inventory consists of purchased parts and finished goods and is valued at the lower of cost and net realizable value. Inventory on hand is measured on the basis of weighted average cost. Inventory write-downs are included as an expense in cost of sales. Any reversal of such write-downs, due to an increase in net realizable value, would be recognized as a reduction in cost of sales in the period in which the reversal occurs.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 13 2. Material accounting policies, continued Property, plant and equipment Property, plant and equipment (“PP&E”) is recorded at cost, net of accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the asset acquisition. Maintenance and repairs are charged to expense as incurred. Where particular parts of an asset are significant, discrete and have distinct useful lives, the Partnership allocates the associated costs between the various components, which are then separately depreciated over the estimated useful lives of each respective component. Depreciation is calculated on a straight-line basis over the following estimated useful lives: Type Useful Life Furniture and fixtures 5-15 years Machinery and equipment 5-10 years Automobiles 5 years Computer hardware and software 3-6 years Residual values, useful lives and depreciation methods are reviewed annually for changes, which are accounted for prospectively. Impairment of long-lived assets The Partnership assesses impairment of property, plant and equipment when an impairment indicator arises (e.g. change in use or discontinued use, obsolescence or physical damage). When the asset does not generate cash inflows that are largely independent of those from other assets or group of assets, the asset is tested at the cash generating unit (“CGU”) level. In assessing impairment, the Partnership compares the carrying amount of the asset or CGU to the recoverable amount, which is determined as the higher of the asset or CGU’s fair value less costs of disposal and its value-in-use. Value-in-use is assessed based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects applicable market and economic conditions, the time value of money and the risks specific to the asset. An impairment loss is recognized whenever the carrying amount of the asset or CGU exceeds its recoverable amount and is recorded in the consolidated statements of comprehensive loss. Intangible assets Intangible assets are recognized when they are identifiable, the entity has control over them, it is probable that future economic benefits will flow to the entity, and the cost can be reliably measured. Initially, intangible assets are measured at cost, which includes the purchase price and directly attributable costs necessary to prepare the asset for its intended use. Subsequently, intangible assets are measured at cost less accumulated amortization and impairment losses. Intangible assets with finite useful lives are amortized systematically over their useful lives.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 14 2. Material accounting policies, continued Goodwill Goodwill is recorded at the time of acquisition for the excess of the fair value of the consideration transferred over the fair values of the identifiable assets acquired and liabilities assumed. The fair value is determined using the estimated discounted future cash flows of the reporting unit. Goodwill is not amortized and instead is tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that goodwill might be impaired. This impairment test is performed annually at December 31. Future adverse changes in market conditions or poor operating results of underlying assets could result in an inability to recover the carrying value of the goodwill, thereby possibly requiring an impairment charge. Leases All leases are accounted for by recognizing a right-of-use asset and a lease liability except for leases of low value assets and leases with a duration of 12 months or less. Payments associated with short-term leases and leases of low-value assets are recognized as an expense on a straight- line basis in the consolidated statement of loss and comprehensive loss. Right-of-use assets and lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate inherent in the lease unless this is not readily determinable, in which case the Partnership’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. Other variable lease payments are expensed in the period to which they relate. Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Income taxes These consolidated financial statements include the assets and liabilities and results of operations of the Partnership and do not include the assets, liabilities, revenue and expenses of the limited partners. Each partner of the Partnership is required to include in computing its income for a particular taxation year, its share of the income or loss of the Partnership for the fiscal period of the Partnership ending in, or coincidentally with, such taxation year. For this purpose, the income or loss of the Partnership from any source will be computed for each fiscal period as if the Partnership were a separate person resident in Canada and will be allocated to its partners on the basis of their respective shares of that income or loss as provided for in the Partnership Agreement. Income tax expenses and benefits recognized in these consolidated financial statements relate to the wholly owned subsidiaries of the Partnership. These tax amounts are derived from the standalone profit or loss generated by the individual operations of each subsidiary. Current income taxes Current income tax assets and liabilities for the current and prior year are measured at the amount expected to be recovered from or paid to the taxation authorities. Current tax assets and current tax liabilities are only offset if a legally enforceable right exists to set off the amounts, and the Company intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 15 2. Material accounting policies, continued Income taxes, continued Deferred income taxes Deferred tax assets are only recognized to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future and future taxable profit will be available against which the temporary difference can be utilized. Deferred tax assets and liabilities are measured at future anticipated tax rates, which have been enacted or substantively enacted at the reporting date. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Provisions A provision is recognized if, as a result of a past event, the Partnership has a present liability that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The carrying amounts of provisions regularly reviewed and adjusted for new facts or changes in markets. Management’s use of accounting judgments, estimates and assumptions The preparation of these financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates. Items that require significant judgement and estimates include estimates of fair value for assets and liabilities acquired in business acquisitions, warranty provisions, inventory obsolescence provisions, inventory net realizable value, assessing whether indicators of impairment of property, plant and equipment and intangible assets exist, and onerous contract provisions. Revenue recognition – engineering services Revenue from multi-year customer development programs is recognized over time where the performance obligations are satisfied as the work is performed. Management applies judgement in determining (i) whether the performance obligations are satisfied over time, and (ii) the appropriate measure of progress (input or output method) that faithfully depicts the transfer of services to the customer. Contract liabilities (deferred revenue) are recognized for customer payments received in advance and are recognized as revenue as the related performance obligations are satisfied.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 16 2. Material accounting policies, continued Management’s use of accounting judgments, estimates and assumptions, continued Warranty Liability The Partnership uses historical failure rates and costs to repair defective products to estimate the warranty liability. New product launches require a greater use of judgment in developing estimates until claims experience becomes available. Product specific experience is typically available four or five quarters after product launch, with a clear experience trend not evident until eight to twelve quarters after launch. The Partnership records warranty expense for new products using historical experience from previous generations in the first year, a blend of actual product and historical experience in the second year and product specific experience thereafter. The amount payable by the Partnership and the timing will depend on actual failure rates and cost to repair failures of its products. Onerous contracts A provision for onerous contracts is measured at the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract, which is determined based on the incremental cost of fulfilling the obligations under the contract and an allocation of other costs directly related to fulfilling the contract. Future accounting standards and interpretations There are a number of upcoming amendments to standards, and interpretations which have been issued by the IASB. The Partnership is currently evaluating the impact of these standards. ● IFRS 9 Financial Instruments and IFRS 7 Financial Instruments – Disclosures; amendments to the Classification and Measurement of Financial Instruments. ● IFRS 18 Presentation and Disclosure in Financial Statements IFRS 18 introduces the following disclosure requirements: ● New categories in the statement of profit or loss (operating, investing, financing) ● Mandatory subtotals, including operating profit ● Requirements to disclose management-defined performance measures (MPMs) ● Enhanced guidance on aggregation and disaggregation IFRS 18 is effective for reporting periods beginning on or after January 1, 2027 and will be applied retrospectively. The Partnership is evaluating the impact of the new standards. Based on preliminary analysis, the standard will not impact the determination of net income (loss) but is expected to affect the presentation of the consolidated statement of comprehensive income (loss) and related disclosures.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 17 3. Accounts receivable Accounts receivable consists of the following: December 31, 2025 December 31, 2024 Trade and other receivables € 16,017 16,876 Tax receivables 342 1,334 € 16,359 18,210 The Partnership had recognized allowances for expected credit losses of nil for the year ended December 31, 2025 (nil – December 31, 2024). 4. Inventory Inventory consists of the following: December 31, 2025 December 31, 2024 Finished goods € 822 1,642 Purchased parts 856 1,089 € 1,678 2,731 During the year ended December 31, 2025, €46,344 of inventories were recognized as an expense in cost of sales on the consolidated statement of comprehensive loss (€28,416 – December 31, 2024). During the period ended December 31, 2025, the Partnership recorded write-downs for slow- moving inventory of nil (€96 – December 31, 2024). 5. Property, plant and equipment December 31, 2025 Owned Assets Cost Accumulated Depreciation Net Book Value Machinery and equipment € 26,757 (4,862) 21,895 Computer hardware and software 1,220 (546) 674 Furniture and fixtures 581 (123) 458 Automobiles 91 (36) 55 Total owned assets € 28,649 (5,567) 23,082 Right-of-use leased assets € 2,140 (724) 1,416 December 31, 2024 Owned Assets Cost Accumulated Depreciation Net Book Value Machinery and equipment € 27,717 (1,878) 25,839 Computer hardware and software 935 (174) 761 Furniture and fixtures 616 (49) 567 Automobiles 98 (13) 85 Total owned assets € 29,366 (2,114) 27,252 Right-of-use leased assets € 974 (299) 675

Cespira Canada Limited Partnership
Notes to the Consolidated Financial Statements
(Expressed in thousands of Euros)

5. Property, plant and equipment, continued

		Balance January 1, 2025	Additions	Depreciation	Foreign currency translation	Impairment	Balance, December 31, 2025
Owned Assets							
Machinery and equipment	€	25,839	1,372	(3,181)	(1,769)	(366)	21,895
Computer hardware and software		761	386	(391)	(82)	-	674
Furniture and fixtures		567	10	(79)	(40)	-	458
Automobiles		85	-	(23)	(7)	-	55
Total owned assets	€	27,252	1,768	(3,674)	(1,898)	(366)	23,082
Right-of-use leased assets	€	675	1,236	(457)	(38)	-	1,416

		Balance, February 2, 2024	Additions	Depreciation	Foreign currency translation	Impairment	Balance, December 31, 2024
Owned Assets							
Machinery and equipment	€	-	27,717	(1,878)	-	-	25,839
Computer hardware and software		-	935	(174)	-	-	761
Furniture and fixtures		-	616	(49)	-	-	567
Automobiles		-	98	(13)	-	-	85
Total owned assets	€	-	29,366	(2,114)	-	-	27,252
Right-of-use leased assets	€	-	992	(299)	(18)	-	675

During the year ended December 31, 2025, the Partnership recognized depreciation expense of €4,131 (€2,413 - December 31, 2024), of which €1,963 was included in cost of sales (€1,210 - December 31, 2024). The Partnership recognized an impairment loss of €366 during the year ended December 31, 2025 (nil - December 31, 2024) related to obsolete production equipment.

18

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 19 6. Intangible Assets December 31, 2025 Cost Accumulated Amortization Foreign currency translation Net Book Value Technology assets € 6,594 (726) 30 5,898 December 31, 2024 Cost Accumulated Amortization Foreign currency translation Net Book Value Technology assets € 7,108 (277) - 6,831 During the year ended December 31, 2025, the Partnership recognized amortization expense of €449 (€277 – December 31, 2024) for intangible assets. 7. Other assets December 31, 2025 December 31, 2024 VAT receivable € 2,608 - Long-term deposits 28 227 € 2,636 227 8. Accounts payable and accrued liabilities December 31, 2025 December 31, 2024 Trade payable and accrued liabilities € 15,740 14,533 Accrued payroll obligations 1,777 1,205 Taxes payable - 149 € 17,517 15,887 9. Deferred revenue The change in deferred revenue was as follows: December 31, 2025 December 31, 2024 Deferred revenue, opening balance € 1,447 - Increase from payments received 16,160 8,375 Decrease from revenue recognized (13,157) (6,883) Foreign currency translation 888 (45) Deferred revenue, ending balance € 5,338 1,447 All amounts are classified as current as they are expected to be settled within the next reporting year.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 20 10. Warranty liability The change in the warranty liability was as follows: December 31, 2025 December 31, 2024 Warranty liability, opening balance € 2,564 - Additions 1,127 2,462 Payments (1,659) (147) Change in estimate - 249 Foreign currency translation (79) - Warranty liability, ending balance € 1,953 2,564 Current portion of warranty liability 1,562 2,051 Non-current portion of warranty liability 391 513 € 1,953 2,564 11. Income taxes The Partnership’s income tax provision differs from that calculated by applying the combined Canadian federal and provincial statutory income tax rate of 27% for the year ended December 31, 2025, to net loss before taxes (27% - December 31, 2024). The differences result from the following items: December 31, 2025 December 31, 2024 Net loss before income taxes € (24,589) (10,768) Statutory tax rate 27% 27% Expected income tax benefit (expense) at statutory tax rate 6,639 2,907 Changes in benefits not recognized 1,377 (1,018) Income allocated to partners (5,383) (2,043) Change in initial recognition exemption (IRE) (11) - Permanent differences (90) - True-ups (2,334) - Other differences (336) 5 Tax expense € (138) (149) The Partnership’s wholly owned subsidiary recognized current income tax expense for €138 for the period ended December 31, 2025 (€149 – December 31, 2024). As at December 31, 2025, the Partnership’s subsidiary has unrecognized deferred tax assets of €304 related to investment tax credits.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 21 12. Partners’ capital The authorized capital of the Partnership consists of an unlimited number of units designated as "GP Units", which may only be held by the General Partner, and an unlimited number of units designated as "LP Units", which may only be held by Limited Partners. The Partnership is authorized to issue an unlimited number of GP Units and LP Units. Each LP Unit represents an equal undivided beneficial interest in the Partnership with all other outstanding units of that class. A GP Unit does not rank equally with the LP Units, but the holder of a GP Unit shall be entitled to receive distributions based on its partnership interest, as determined by the General Partner. The LP Units are not redeemable 13. Related party transactions The following table summarizes the Partnership’s related party transactions: December 31, 2025 December 31, 2024 Expenses: Goods, services and other expenses incurred from Westport and its affiliates € 8,001 8,560 Goods, services and other expenses incurred from Cespira AB 51,394 17,322 Revenue: Sales of products and services to Volvo and its affiliates 67,196 39,253 Sales of products to Cespira AB 1,072 - Due (to) from related parties: Accounts receivable 15,011 16,053 Accounts payable 12,426 (11,269) An affiliated entity of the Partnership, Cespira Sweden AB (“Cespira AB”), provides management, engineering, manufacturing services and the sale of finished goods to the Partnership. For the period from year ended December 31, 2025, the Partnership incurred expenses from Cespira AB of €51,394 (€17,322 – December 31, 2024). As at December 31, 2025, the Partnership had accounts receivable of €499 due from Cespira AB (€1,317 – December 31, 2024) and accounts payable due to Cespira AB of €12,192 (€6,616 – December 31, 2024). As a partner, Westport and its affiliates provide various goods and services to the Partnership under a transition services agreement, which are represented by the balance of €8,001 incurred during the year (€8,560 – December 31, 2024). As at December 31, 2025, the Partnership had accounts receivable of €44 due from Westport (€922 – December 31, 2024) and accounts payable due to Westport of €234 (€4,653 – December 31, 2024). The Partnership provided €812 of services to Westport and its affiliates during the year, recognized as a reduction to expenses (€1,021 – December 31, 2024). The Partnership sells to various Volvo affiliated entities. For the period year ended December 31, 2025, the Partnership sold products and services of €67,196 to these entities (€39,253 – December 31, 2024). As at December 31, 2025, the Partnership had accounts receivable of €14,468 due from these Volvo entities (€13,814 – December 31, 2024).

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 22 14. Lease Liability The Partnership leases buildings and the leases bear borrowing rates of 4.75% and are payable in monthly instalments. The Partnership has incurred €54 in variable lease payments relating to common area maintenance and operating costs for the year ended December 31, 2025 (€95 – December 31, 2024). The following table presents the lease liability for the Partnership: 2025 2024 Opening balance, January 1 € 678 - Additions 1,245 992 Lease payments (455) (329) Interest expense on lease liabilities 67 24 Foreign currency translation (118) (9) Ending balance, December 31 € 1,417 678 Current portion of lease liability 515 394 Long term portion of lease liability 902 284 Total lease liability € 1,417 678 The following table presents the contractual undiscounted cash flows for lease liabilities: December 31, 2025 December 31, 2024 Up to 1 year € 515 394 Between 1 and 5 years 1,165 316 Total undiscounted lease liabilities € 1,680 710

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 23 15. General and administrative, sales and marketing, and research and development expenses December 31, 2025 December 31, 2024 General and administrative Salaries and benefits € 2,749 1,621 Professional fees 3,558 1,451 Legal and insurance 1,643 1,233 Other expenses 981 625 Total general and administrative € 8,931 4,930 December 31, 2025 December 31, 2024 Sales and marketing Salaries and benefits € 650 421 Promotional costs and advertising 452 322 Other expenses 7 36 Total sales and marketing € 1,109 779 December 31, 2025 December 31, 2024 Research and development Salaries and benefits € 2,872 2,649 Outside services and consulting 765 675 Supplies and materials 625 397 Other expenses 1,574 657 Total research and development € 5,836 4,378 16. Capital management The Partnership’s capital consists of partners equity and lease liabilities. The Partnership’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Partnership’s ability to continue as a going concern and maintain adequate levels of funding to support ongoing operations and future growth such that the Partnership can continue to deliver returns to shareholders and benefits for other stakeholders. From time to time, the Partnership may adjust its capital structure in light of changes in economic conditions and the risk characteristics of the Partnership’s underlying assets. In addition, the Partnership plans to use existing funds, cash calls to the partners and funds from the future sale of products to fund operations and expansion activities.

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 24 17. Financial instruments and risk management Fair value Financial instruments of the Partnership consist of cash, accounts receivable, accounts payable, accrued liabilities and amounts due to/from related parties. The Partnership classifies the fair value measurements of these transactions according to the following hierarchy based on the number of observable inputs used to value the instrument: Level 1: quoted prices in active markets for identical assets or liabilities. Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. Level 3: inputs for the asset or liability that are no based on observable market data. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying values of cash, accounts receivable, accounts payable and amounts due to and from relates parties approximate their fair values due to the immediate or short-term nature of these securities. There were no transfers between levels during the period. Financial risks The Partnership is exposed to the following financial risks. The Partnership mitigates these risks by assessing, monitoring and approving the Partnership’s risk management processes. Credit risk Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to another party. The Partnership provides credit to customers in the normal course of business. As at December 31, 2025, receivables from Volvo affiliates comprised 94% of the Partnership’s total trade receivables. This represents the only concentrated group of accounts receivable for the Partnership. The Partnership also routinely monitors the receivable balances. The carrying amounts of financial assets on the statement of financial position represent the Partnership’s maximum exposure to credit risk. December 31, 2025 December 31, 2024 0 to 45 days € 14,188 11,793 46 to 60 days 456 715 61 to 90 days 489 4,139 91 to 365 days 884 229 Total trade and other receivables 16,017 16,876

Cespira Canada Limited Partnership Notes to the Consolidated Financial Statements (Expressed in thousands of Euros) 25 17. Financial instruments and risk management, continued Currency risk Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. As at December 31, 2025, the Partnership’s exposure relates to cash, accounts receivable, and accounts payable. Therefore, the Partnership is exposed to currency risk as fluctuations in the foreign exchange rate between the Partnership’s functional currency and other currencies may result in adverse impact for the Partnership. A 5% increase/decrease in the relative value of the Euro against the Canadian dollar compared to the exchange rates in effect for the year ended December 31, 2025, would have resulted in lower/higher loss from operations of approximately €1,178 and €1,302 respectively. This assumes a consistent 5% appreciation in the Euro against the Canadian dollar throughout the fiscal year. The timing of changes in the relative value of the Euro can affect the magnitude of the impact that fluctuations in foreign exchange rates have on our income from operations. Interest rate risk Interest rate risk is the risk that the value of financial instruments will fluctuate due to changes in market interest rates. The Partnership's income and cash flows are substantially independent of changes in market interest rates as the Partnership has no significant interest-bearing assets. The Partnership's management monitors the interest rate fluctuations on a continuous basis and acts accordingly. Liquidity risk Liquidity risk is the risk that the Partnership will not be able to meet its financial obligations associated with its financial liabilities when they are due. The Partnership manages liquidity risk through the management of its capital structure and resources to ensure that it has sufficient liquidity to settle obligations and liabilities when they are due. Management monitors its operating requirements and prepares budgets and cash flow forecasts to identify cash flow needs for general corporate and working capital purposes, as well as for expansion initiatives (note 2). 18. Onerous contract provision During the year, the Partnership assessed the profitability of its engineering service contracts and concluded that the unavoidable costs of meeting the obligations under the contract are expected to exceed the consideration to be received thereunder, primarily as a result of additional rework required to satisfy the remaining performance obligations. The Partnership intends to fulfil all contractual performance obligations through to the contractual end date in 2028. Accordingly, the Partnership has recognized a provision for the onerous contract on the statement of financial position as a long-term liability and on the statement of comprehensive loss as part of the cost of sales as at December 31, 2025, of €2,448 (nil – December 31, 2024). December 31, 2025 December 31, 2024 Opening balance € - - Provisions recognised during the year 2,448 - Amounts utilised during the year - - Foreign currency translation 14 - Ending balance € 2,462 -